SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-A/A-1

For Registration of Certain Classes of Securities
Pursuant to Section 12(b) or 12(g) of the
Securities Exchange Act of 1934

Winland Electronics, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Minnesota	41-0992135

(State of Incorporation or Organization)	(I.R.S. Employer Identification No.)

1950 Excel Drive, Mankato, Minnesota	56001

(Address of Principal Executive Offices)	(Zip Code)

     If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box. ☒

     If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box. ☐

     Securities Act registration statement file number to which this form relates: None

     Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class	Name of each exchange on which
to be so registered	each class is to be registered
Preferred Stock Purchase Rights	American Stock Exchange

Securities to be registered pursuant to Section 12(g) of the Act: None

Item 1. Description of Registrant’s Securities to be Registered.
Item 2. Exhibits.
SIGNATURE
1st Amendment to Rights Agreement

Item 1. Description of Registrant’s Securities to be Registered.

     On December 10, 2003, Winland Electronics, Inc. (the “Company”) filed with the Securities and Exchange Commission a Registration Statement on Form 8-A to register preferred share purchase rights issuable in accordance with the terms of the Rights Agreement dated December 9, 2003 (the “Rights Agreement”) between the Company and Wells Fargo Bank Minnesota, N.A., now known as Wells Fargo Bank, N.A. (“Wells Fargo), as rights agent.

     On December 1, 2004, the Company, Wells Fargo and Registrar and Transfer Company, a New Jersey corporation, entered into the First Amendment to Rights Agreement, whereby Registrar and Transfer Company was named as the rights agent under the Rights Agreement and all rights and responsibilities of Wells Fargo as rights agent were terminated.

     The Amendment is filed as an exhibit to this Form 8-A/A-1 and is incorporated herein by reference. The foregoing description is qualified in its entirety by reference to full text of the Amendment and of the Rights Agreement.

Item 2. Exhibits.

     See Exhibit Index immediately following signature page.

SIGNATURE

     Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.

Dated: December 3, 2004

WINLAND ELECTRONICS, INC.
By /s/ Lorin E. Krueger
Lorin E. Krueger
President and Chief Executive Officer

2

WINLAND ELECTRONICS, INC.

EXHIBIT INDEX
to
FORM 8-A/A-1

Exhibit

4.1*	Rights Agreement dated as of December 9, 2003 between Winland Electronics, Inc. an Wells Fargo Bank Minnesota, N.A. (now known as Wells Fargo Bank, N.A.), which includes the form of Certificate of Designation as Exhibit A, the form of Right Certificate as Exhibit B and the Summary of Rights to Purchase Preferred Shares as Exhibit C.

4.2	First Amendment to Rights Agreement dated as of December 1, 2004 among Winland Electronics, Inc., Wells Fargo Bank, N.A. and Registrar and Transfer Company.

*	Previously filed with original Form 8-A, Reg. No. 001-15637, on December 10, 2003